EXHIBIT 99.1
Selected Financial Data
The following table sets forth our summary condensed consolidated financial data for the periods presented below and our earnings per share as adjusted for the stock dividends described below. The summary condensed consolidated financial data as of September 30, 2013 have been derived from our unaudited condensed consolidated financial statements. Our unaudited condensed consolidated financial statements include only normal and recurring adjustments, necessary to state fairly the data included therein.
The per share amounts shown below have been retroactively adjusted to reflect the 5% stock dividend which was paid on September 27, 2013 to stockholders of record on September 16, 2013 (see note (3) below).
Our historical results are not necessarily indicative of the results of operations for future periods, and our results of operations for the nine-month period ended September 30, 2013 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2013. You should read the following summary condensed consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and related notes included in our Current Report on Form 8-K filed on November 1, 2013 and in our Quarterly Report on Form 10-Q for the period ended September 30, 2013.

	Year Ended December 31,
	2012	2011	2010	2009	2008
Statement of Operations Data:
Revenue (1)	$1,084,546	$1,133,380	$1,063,289	$801,494	$565,186
Net income	30,622	75,020	54,084	24,806	60,504
Per basic common share (3)
Net income applicable to common shares	$0.34	$0.85	$0.62	$0.28	$0.70
Per diluted common share (3)
Net income applicable to common shares	$0.34	$0.84	$0.61	$0.28	$0.63

Cash distributions declared per common share (3)	$1.47	$1.40	$1.33	$1.27	$1.21

	September 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2013	2012	2011	2010	2009	2008
Balance Sheet Data:
Current assets	$586,477	$639,056	$509,741	$526,763	$389,208	$355,283
Total assets	1,120,955	1,086,731	927,768	949,595	735,542	717,712
Current liabilities	269,780	195,159	315,198	226,872	149,008	296,159
Notes payable, embedded derivatives, long-term debt and other obligations, less current portion	811,007	759,074	542,371	647,064	487,936	287,546
Noncurrent employee benefits, deferred income taxes and other long-term liabilities	232,744	211,750	159,229	121,893	103,280	100,402
Stockholders' (deficiency) equity	(192,576)	(79,252)	(89,030)	(46,234)	(4,682)	33,605

	For the Three Months Ended						For the Nine Months Ended
	September 30, 2013	September 30, 2012	June 30, 2013	June 30, 2012	March 31, 2013	March 31, 2012	September 30, 2013	September 30, 2012
Statement of Operations Data:
Revenue (2)	$271,516	$272,783	$249,120	$276,594	$240,402	$257,606	$761,038	$806,983
Net (loss) income	(36,891)	17,932	13,511	3,895	(1,681)	(7,690)	(25,061)	14,137
Per basic common share (3)
Net (loss) income applicable to common shares	$(0.40)	$0.20	$0.14	$0.04	$(0.02)	$(0.09)	$(0.27)	$0.16
Per diluted common share (3)
Net (loss) income applicable to common shares	$(0.40)	$0.20	$0.14	$0.04	$(0.02)	$(0.09)	$(0.27)	$0.16

Cash distributions declared per common share (3)	$0.38	$0.36	$0.38	$0.36	$0.38	$0.36	$1.14	$1.09
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(1)	Revenues include excise taxes of $508,027, $552,965, $538,328, $377,771, and $168,170, respectively.

(2)	Revenues include excise taxes of $121,787, $126,389, $112,596, $130,967, $108,911, $121,925, $343,294 and $379,281, respectively.

(3)	Per share computations include the impact of 5% stock dividends on September 27, 2013, September 28, 2012, September 29, 2011, September 29, 2010, September 29, 2009 and September 29, 2008.

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